UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

NARA BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard

Suite 1000

Los Angeles, CA 90010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (213) 639-1700

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2010, the Boards of Directors of Nara Bancorp, Inc. (the “Company”), the holding company of Nara Bank (the “Bank”), and the Bank, appointed Philip Guldeman, age 65, as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective on December 17, 2010.

Mr. Guldeman has more than 30 years of financial management experience in the banking industry. Mr. Guldeman was associated with KPMG from 1976 to 1988 where he served as Partner in charge of the firm’s Western Regional Financial Institution Management Consulting practice. He served as Executive Vice President and Chief Financial Officer of Mercantile National Bank, in Los Angeles, California, from 1989-1992. Since 1992, Mr. Guldeman has been a consultant providing management information and other consulting services to banks, thrift institutions, credit unions and banking industry service providers, including serving as Executive Vice President and Chief Financial Officer at various banks. Mr. Guldeman has provided consulting services to the Company and the Bank since August 12, 2010.

In connection with Mr. Guldeman’s appointment, the Company and the Bank entered into an offer letter agreement with Mr. Guldeman, providing the terms of his employment, including annual base salary, signing bonus, automobile allowance, and eligibility to participate in the Bank’s defined contribution plans, Performance Incentive Plan, Long Term Incentive Plan and rights to participate in employee benefit plans.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Employment offer letter among Nara Bancorp, Inc., Nara Bank, and Mr. Philip Guldeman, dated November 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: December 20, 2010	/s/ Alvin D. Kang
Alvin D. Kang
President and Chief Executive Officer